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Exhibit 10.3

AMENDED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

I.
The schedule of fees is as follows:

A.
Cash Retainer: $45,000 per year, paid quarterly

B.
Stock Grant: Watson Wyatt Worldwide, Inc. Class A common stock, equivalent to $90,000, issued at the end of each fiscal year (at the completed fiscal year-end share price) for services provided during the preceding fiscal year. Shares vest immediately at grant. At the election of the director (which shall apply until modified), the stock grant will be made at the end of each fiscal year, or in deferred stock units payable in shares upon termination of board service.

C.
Board Meetings: $1,500 per day

D.
Committee Meetings: Compensation Committee and Nominating and Governance Committee: $1,000 per day; Audit Committee: $2,000 per day

E.
Telephone Meetings of less than 4 hours: 50% of applicable fee

F.
Other Meetings: $1,000 per day

G.
Audit Committee Chair Annual Retainer: $15,000

H.
Compensation Committee Chair Annual Retainer: $10,000

I.
Nominating and Governance Committee Chair Annual Retainer: $5,000

J.
Lead/Presiding Director Annual Retainer: $10,000

II.
Outside directors will initially be paid in a combination of cash and Watson Wyatt Worldwide, Inc. ("WWW") common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter.

A.
Within five years, a director is expected to own at least 5,000 shares of WWW common stock. To meet a target of 5,000 shares, a director may initially elect to be paid all in shares, or up to 40% of each payment in cash in order to satisfy immediate tax liability. At any time, a director may change this election within these parameters.

B.
A director may elect to be paid through any combination of (i) cash; (ii) deferral of cash under the WWW Voluntary Deferred Compensation Plan for Non-Employee Directors; and/or (iii) shares of WWCH common stock.

C.
Once a director attains the 5,000 share target, he/she shall continue to own at least 5,000 shares while serving as a director.

III.
Shares will be distributed to the director by means of an account to be established for each director at a brokerage firm designated by the Company.

IV.
The maximum number of shares that may be issued under the Plan is 150,000, subject to adjustments for stock splits, stock dividends and similar transactions. The shares may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company's treasury, or shares reacquired by the Company upon purchase in the open market.

V.
The Plan may be amended from time to time by the board of directors, except that any such amendment is subject to stockholder approval to the extent required under NYSE rules.

B-1

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  Exhibit 10.3
AMENDED COMPENSATION PLAN FOR OUTSIDE DIRECTORS